Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports Fourth Quarter 2020 Results

and Provides 2021 Guidance

Company Reinstates and Increases Quarterly Dividend;

Resumes Share Repurchase Program and

Increases Authorization

Nashville, Tenn., February 2, 2021 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2020.

Key fourth quarter metrics (all percentage changes compare 4Q 2020 to 4Q 2019 unless otherwise noted):

•	Revenues totaled $14.293 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.426 billion, or $4.13 per diluted share

•	Adjusted EBITDA totaled $3.118 billion

•	Cash flows used in operating activities totaled $3.583 billion (includes the return, or early repayment, of over $6 billion in CARES Act funds)

•	Same facility admissions and same facility equivalent admissions declined 3.4 percent and 7.5 percent, respectively

“In the face of the highest surge yet of the COVID-19 pandemic, we finished the year with strong financial results in the fourth quarter. These results were driven, once again, by highly acute inpatient volumes coupled with solid cost management,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “We are incredibly proud of our colleagues and our accomplishments in 2020, which included returning over $6 billion of CARES Act funds to the federal government. Our performance this past year gives us confidence to believe that we will be able to navigate successfully through future challenges as well.”

Revenues in the fourth quarter of 2020 increased to $14.293 billion, from $13.523 billion in the fourth quarter of 2019. Net income attributable to HCA Healthcare, Inc. totaled $1.426 billion, or $4.13 per diluted share, compared to $1.071 billion, or $3.09 per diluted share, in the fourth quarter of 2019.

For the fourth quarter of 2020, Adjusted EBITDA totaled $3.118 billion, compared to $2.738 billion in the fourth quarter of 2019. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions and same facility equivalent admissions declined 3.4 percent and 7.5 percent, respectively, in the fourth quarter of 2020 compared to the prior year period. Same facility emergency room visits declined 21.0 percent in the fourth quarter of 2020, compared to the prior year period. Same facility inpatient surgeries declined 6.7 percent, and same facility outpatient surgeries declined 5.1 percent in the fourth quarter of 2020, compared to the same period of 2019. Same facility revenue per equivalent admission increased 14.1 percent in the fourth quarter of 2020, compared to the fourth quarter of 2019, due to increases in acuity of patients treated and favorable payer mix in the current quarter.

Year Ended December 31, 2020

Revenues for the year ended December 31, 2020 totaled $51.533 billion, compared to $51.336 billion in the year ended December 31, 2019. Net income attributable to HCA Healthcare, Inc. was $3.754 billion, or $10.93 per diluted share, compared to $3.505 billion, or $10.07 per diluted share, for the year ended December 31, 2019. Results for the year ended December 31, 2020 include losses on sales of facilities of $7 million, or $0.02 per diluted share, and losses on retirement of debt of $295 million, or $0.66 per diluted share. Results for 2019 included gains on sales of facilities of $18 million, or $0.04 per diluted share, and losses on retirement of debt of $211 million, or $0.47 per diluted share.

For 2020, Adjusted EBITDA totaled $10.037 billion compared to $9.857 billion in 2019. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flows from Operations

As of December 31, 2020, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.793 billion, total debt of $31.004 billion, and total assets of $47.490 billion. During the fourth quarter of 2020, capital expenditures totaled $748 million, excluding acquisitions. Cash flows used in operating activities in the fourth quarter totaled $3.583 billion, compared to cash flows provided by operating activities of $2.505 billion in the fourth quarter of 2019. The $6.088 billion decline in cash flows from operating activities was primarily attributable to the Company’s return, or early repayment, of $6.040 billion of Provider Relief Fund distributions and Medicare accelerated payments.

Share Repurchase Program

In March 2020, the Company announced the suspension of its share repurchase program to enhance its operational and financial flexibility during the COVID-19 pandemic. Today the Company announced that its Board of Directors authorized the resumption of its share repurchase program, pursuant to which $2.8 billion remained available for utilization prior to its suspension. The Board of Directors has also authorized a share repurchase program for up to an additional $6 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

In April 2020, the Company announced the suspension of its quarterly dividend program to enhance its operational and financial flexibility during the COVID-19 pandemic. The Company today announced that its Board of Directors reinstated its quarterly dividend program and declared a quarterly cash dividend of $0.48 per share on the Company’s common stock. The dividend will be paid on March 31, 2021 to stockholders of record at the close of business on March 17, 2021.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by future cash flows from operations.

2021 Guidance

Today, the Company issued the following estimated guidance for 2021:

2021 Guidance Range
Revenues	$53.5 to $55.5 billion
Adjusted EBITDA	$10.3 to $10.9 billion
EPS (diluted)	$12.10 to $13.10 per diluted share
Capital Expenditures	Approximately $3.7 billion

The Company’s 2021 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders’ Meeting

The Company’s 2021 annual stockholders’ meeting will be held virtually on April 28, 2021 at 2:00 p.m. Central Daylight Time for stockholders of record as of March 8, 2021.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://investor.hcahealthcare.com/events-and-presentations

About the Company

As of December 31, 2020, HCA Healthcare operated 185 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2021, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of the pandemic; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact and terms of government and administrative regulation and stimulus (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021 and other enacted and potential future legislation); changes in revenues due to declining patient volumes, changes in payer mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions; and the timing and availability of effective medical treatments and vaccines, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (3) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of court challenges to, any repeal of, or changes to, the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (10) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions (and the impact thereof on the economy, financial markets and banking industry) resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2019, our quarterly report on Form 10-Q for the quarter ended September 30, 2020 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$14,293	100.0%	$13,523	100.0%

Salaries and benefits	6,329	44.3	6,105	45.1
Supplies	2,370	16.6	2,232	16.5
Other operating expenses	2,482	17.3	2,468	18.2
Equity in earnings of affiliates	(6)	—	(20)	(0.1)
Depreciation and amortization	662	4.6	694	5.2
Interest expense	383	2.7	438	3.2
Losses (gains) on sales of facilities	1	—	(1)	—

	12,221	85.5	11,916	88.1

Income before income taxes	2,072	14.5	1,607	11.9

Provision for income taxes	378	2.6	334	2.5

Net income	1,694	11.9	1,273	9.4

Net income attributable to noncontrolling interests	268	1.9	202	1.5

Net income attributable to HCA Healthcare, Inc.	$1,426	10.0	$1,071	7.9

Diluted earnings per share	$4.13		$3.09

Shares used in computing diluted earnings per share (millions)	345.374		346.791

Comprehensive income attributable to HCA Healthcare, Inc.	$1,439		$1,072

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2020 and 2019

(Dollars in millions, except per share amounts)

	2020		2019
	Amount	Ratio	Amount	Ratio
Revenues	$51,533	100.0%	$51,336	100.0%

Salaries and benefits	23,874	46.3	23,560	45.9
Supplies	8,369	16.2	8,481	16.5
Other operating expenses	9,307	18.1	9,481	18.5
Equity in earnings of affiliates	(54)	(0.1)	(43)	(0.1)
Depreciation and amortization	2,721	5.3	2,596	5.0
Interest expense	1,584	3.1	1,824	3.6
Losses (gains) on sales of facilities	7	—	(18)	—
Losses on retirement of debt	295	0.6	211	0.4

	46,103	89.5	46,092	89.8

Income before income taxes	5,430	10.5	5,244	10.2

Provision for income taxes	1,043	2.0	1,099	2.1

Net income	4,387	8.5	4,145	8.1

Net income attributable to noncontrolling interests	633	1.2	640	1.3

Net income attributable to HCA Healthcare, Inc.	$3,754	7.3	$3,505	6.8

Diluted earnings per share	$10.93		$10.07

Shares used in computing diluted earnings per share (millions)	343.605		348.226

Comprehensive income attributable to HCA Healthcare, Inc.	$3,712		$3,426

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,793	$6,588	$621
Accounts receivable	7,051	6,433	7,380
Inventories	2,025	1,950	1,849
Other	1,464	1,295	1,346

Total current assets	12,333	16,266	11,196

Property and equipment, at cost	49,317	48,775	47,235
Accumulated depreciation	(26,118)	(25,834)	(24,520)

	23,199	22,941	22,715

Investments of insurance subsidiaries	388	390	315
Investments in and advances to affiliates	422	335	249
Goodwill and other intangible assets	8,578	8,570	8,269
Right-of-use operating lease assets	2,024	1,972	1,834
Other	546	542	480

	$47,490	$51,016	$45,058

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,535	$3,270	$2,905
Accrued salaries	1,720	1,971	1,775
Other accrued expenses	3,240	2,843	2,932
Government stimulus refund liability	—	6,123	—
Long-term debt due within one year	209	172	145

Total current liabilities	8,704	14,379	7,757

Long-term debt, less debt issuance costs and discounts of $236, $245 and $239	30,795	30,792	33,577
Professional liability risks	1,486	1,434	1,370
Right-of-use operating lease obligations	1,673	1,635	1,499
Income taxes and other liabilities	1,940	1,477	1,420

EQUITY (DEFICIT)
Stockholders’ equity (deficit) attributable to HCA Healthcare, Inc.	572	(974)	(2,808)
Noncontrolling interests	2,320	2,273	2,243

Total equity (deficit)	2,892	1,299	(565)

	$47,490	$51,016	$45,058

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(Dollars in millions)

	2020	2019
Cash flows from operating activities:
Net income	$4,387	$4,145
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	327	(326)
Inventories and other assets	(304)	(158)
Accounts payable and accrued expenses	1,255	396
Depreciation and amortization	2,721	2,596
Income taxes	41	250
Losses (gains) on sales of facilities	7	(18)
Losses on retirement of debt	295	211
Amortization of debt issuance costs and discounts	30	30
Share-based compensation	362	347
Other	111	129

Net cash provided by operating activities	9,232	7,602

Cash flows from investing activities:
Purchase of property and equipment	(2,835)	(4,158)
Acquisition of hospitals and health care entities	(568)	(1,682)
Sales of hospitals and health care entities	68	61
Change in investments	(20)	25
Other	(38)	34

Net cash used in investing activities	(3,393)	(5,720)

Cash flows from financing activities:
Issuances of long-term debt	2,700	6,451
Net change in revolving credit facilities	(2,480)	(560)
Repayment of long-term debt	(3,437)	(5,324)
Distributions to noncontrolling interests	(626)	(542)
Payment of debt issuance costs	(35)	(73)
Payment of dividends	(153)	(550)
Repurchase of common stock	(441)	(1,031)
Other	(205)	(142)

Net cash used in financing activities	(4,677)	(1,771)

Effect of exchange rate changes on cash and cash equivalents	10	8

Change in cash and cash equivalents	1,172	119
Cash and cash equivalents at beginning of period	621	502

Cash and cash equivalents at end of period	$1,793	$621

Interest payments	$1,607	$1,914

Income tax payments, net	$1,002	$849

HCA Healthcare, Inc.

Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2020	2019	2020	2019
Operations:
Number of Hospitals	185	184	185	184
Number of Freestanding Outpatient Surgery Centers*	121	123	121	123
Licensed Beds at End of Period	49,265	49,035	49,265	49,035
Weighted Average Beds in Service	42,072	41,933	42,246	41,510
Reported:
Admissions	521,917	540,194	2,009,909	2,108,927
% Change	-3.4%		-4.7%
Equivalent Admissions	864,583	933,996	3,312,330	3,646,335
% Change	-7.4%		-9.2%
Revenue per Equivalent Admission	$16,533	$14,478	$15,558	$14,079
% Change	14.2%		10.5%
Inpatient Revenue per Admission	$17,173	$14,842	$15,957	$14,436
% Change	15.7%		10.5%
Patient Days	2,673,960	2,601,233	10,150,754	10,268,899
% Change	2.8%		-1.2%
Equivalent Patient Days	4,429,117	4,497,531	16,728,443	17,754,926
% Change	-1.5%		-5.8%
Inpatient Surgery Cases	135,157	145,584	522,385	566,635
% Change	-7.2%		-7.8%
Outpatient Surgery Cases	252,760	266,483	882,483	1,009,947
% Change	-5.1%		-12.6%
Emergency Room Visits	1,855,823	2,350,988	7,450,307	9,161,129
% Change	-21.1%		-18.7%
Outpatient Revenues as a Percentage of Patient Revenues	35.3%	38.7%	35.1%	38.7%
Average Length of Stay (days)	5.123	4.815	5.050	4.869
Occupancy (weighted average beds in service)	69.1%	67.4%	65.6%	67.8%

Same Facility:
Admissions	507,582	525,321	1,954,455	2,052,316
% Change	-3.4%		-4.8%
Equivalent Admissions	836,495	904,077	3,203,352	3,529,984
% Change	-7.5%		-9.3%
Revenue per Equivalent Admission	$16,365	$14,339	$15,382	$13,968
% Change	14.1%		10.1%
Inpatient Revenue per Admission	$17,202	$14,851	$15,962	$14,464
% Change	15.8%		10.4%
Inpatient Surgery Cases	131,561	141,044	507,191	549,919
% Change	-6.7%		-7.8%
Outpatient Surgery Cases	243,345	256,432	850,072	970,224
% Change	-5.1%		-12.4%
Emergency Room Visits	1,811,027	2,293,419	7,254,194	8,930,510
% Change	-21.0%		-18.8%

*	Excludes freestanding endoscopy centers (21 centers at December 31, 2020 and 20 centers at December 31, 2019).

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2020	2019	2020	2019
Revenues	$14,293	$13,523	$51,533	$51,336
Net income attributable to HCA Healthcare, Inc.	$1,426	$1,071	$3,754	$3,505
Losses (gains) on sales of facilities (net of tax)	—	—	9	(13)
Losses on retirement of debt (net of tax)	—	—	227	162

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,426	1,071	3,990	3,654
Depreciation and amortization	662	694	2,721	2,596
Interest expense	383	438	1,584	1,824
Provision for income taxes	379	333	1,109	1,143
Net income attributable to noncontrolling interests	268	202	633	640

Adjusted EBITDA (a)	$3,118	$2,738	$10,037	$9,857

Adjusted EBITDA margin (a)	21.8%	20.3%	19.5%	19.2%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$4.13	$3.09	$10.93	$10.07
Losses (gains) on sales of facilities	—	—	0.02	(0.04)
Losses on retirement of debt	—	—	0.66	0.47

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$4.13	$3.09	$11.61	$10.50

Shares used in computing diluted earnings per share (millions)	345.374	346.791	343.605	348.226

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2021 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2021
	Low	High
Revenues	$53,500	$55,500

Net income attributable to HCA Healthcare, Inc. (a)	$4,060	$4,395
Depreciation and amortization	2,870	2,910
Interest expense	1,600	1,620
Provision for income taxes	1,145	1,325
Net income attributable to noncontrolling interests	625	650

Adjusted EBITDA (a) (b)	$10,300	$10,900

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$12.10	$13.10

Shares used in computing diluted earnings per share (millions)	335.700	335.700

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.